Exhibit 10-hhh

September 3, 1996


Mr. Ludger H. Viefhues
16856 Kehrsbrooke
Clarkson Valley, Missouri 63005

Dear Mr. Viefhues,

     I am pleased to confirm the terms of your employment with MEMC Electronic Materials, Inc. ("MEMC") as Chief Executive Officer.

          1. Employment Term. The term of your employment commenced effective August 1, 1996 and will terminate on July 31, 2002.

          2. Reporting Responsibility. You will report directly to the Board of Directors of MEMC. During the employment period, you will devote your full business time to the duties as Chief Executive Officer of MEMC.

          3. Base Salary. Your base salary will be $500,000.00 per annum, which may be increased, but not decreased, at the discretion of the Compensation Committee of the Board of Directors of MEMC (the "Compensation Committee") based upon your performance and upon the Compensation Committee's review of the appropriate base salary for the titles and responsibilities assigned to you from time to time. The Compensation
Committee will review your base salary annually.   Compensation of the
Chief Executive Officer is primarily a function of company performance and individual performance and could, in any given year, be higher or lower
than that of other CEO's in comparable positions.   But it is the intent
that MEMC's compensation opportunity be structured to afford comparable pay given comparable performance.

          4. Annual Bonus. You will be eligible to receive an annual bonus each year with a target at 50% of your annual base salary as of December 31 (pro rata for 1996 from August 1). The target bonus will be payable to you only upon achievement of performance objectives set by the Compensation Committee, and the payment of any bonus above target will be at the Compensation Committee's sole discretion. The bonus will be paid under the Annual Incentive Plan under the same performance objectives and terms applicable to other executive employees.

          5. Stock Options. In accordance with the MEMC Equity Incentive Plan, you will be awarded stock options annually. On September 1, 1996 you will receive 9,500 stock options, which options will have terms set forth in the agreement between you and MEMC dated September 1, 1996. Beginning in January 1997, each year's grant will be comprised of options to purchase a number of shares with a face value equal to 200% of your salary (as of December 31 of the year prior to the grant), which options will have an exercise price per share equal to 100% of market value on the date of the grant. The options will vest at the rate of 25% per year starting one year after the grant such that 100% vesting will occur on the fourth anniversary of the grant; provided, however, that all options will vest upon your retirement on or following July 31, 2002, or earlier, if with the consent
of the Compensation Committee.   The options shall in all other respects be
subject to the same terms applicable to options granted to other senior executives.

          6. Benefits. You will participate in all welfare and fringe benefit plans maintained by MEMC for its senior executives, assuming insurability, with all eligibility waiting periods waived, with credit given for your prior MEMC service solely for the purpose of eligibility for benefits.

          7.  Pension.  You will participate (commencing as of August 1,
1996) in the MEMC Electronic Materials, Inc. Pension Plan for Salaried Employees as well as the MEMC Electronic Materials Inc. Supplemental Executive Pension Plan.

          8. Termination of Employment. Either party may terminate your employment under this Letter upon six months' prior notice, delivered in
writing.   In the event of such a termination of employment, (a) you will receive all salary accrued through the date of termination, (b) MEMC will pay you a pro rata bonus for the year of termination (to be paid at the same time and to the same extent (i.e., based on MEMC's performance for the full year) bonuses are paid generally to executives with respect to such year, (c) you will be reimbursed for all reasonable relocation expense incurred by you in returning to Germany with your family and (d) all stock options granted to you will vest and remain outstanding and exercisable for three years following your termination date. Notwithstanding the foregoing, no advance notice will be required and items (b) through (d) above shall not apply in the event that you are terminated for cause by MEMC or if you resign.

          9. Miscellaneous. This Letter shall be construed in accordance with and governed by the laws of the State of Missouri applicable to
contracts executed and to be performed within such State.   It also
represents the entire agreement of the parties regarding its subject matter and supersedes any prior or contemporaneous agreements or understandings, whether written or oral.

     Please indicate your acceptance of the terms and conditions of employment as stated above by signing the additional copy of this letter and returning it to me.

                                   Sincerely,


                                   /s/ ERHARD MEYER-GALOW
                                   ---------------------------------
                                   Dr. Erhard Meyer-Galow
                                   Chairman of the Board of Directors
                                   MEMC Electronics Materials, Inc.




                                   Accepted and Agreed:


                                   /s/ LUDGER H. VIEFHUES
                                   ---------------------------------
                                   Ludger H. Viefhues